Exhibit 10.49



                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement"), is made effective as of March 15, 2006, between American Leisure Holdings, Inc. and its successors and assigns ("AMLH") and Michael D. Crosbie ("You").

     You and the Company desire to set forth the terms and conditions of your employment by the Company and agree as follows:

     1. Term of Employment: Your term of employment as this phrase is used throughout the Agreement, shall be for the period beginning on effective date and ending March 15, 2009, subject, however, to earlier termination as set forth in this Agreement.

     2. Employment: During the term of employment, you shall serve as Executive Vice President, General Counsel and Secretary of AMLH and you shall have the authority, functions, duties, and powers and responsibilities normally associated with such positions and such additional authority, functions, duties, powers and responsibilities as may be assigned to you from time to time by AMLH consistent with your senior position with AMLH. During the term of employment,
(i) your services will be rendered on a substantially full-time basis for the benefit of AMLH and interests that effect it, including subsidiaries and related companies, except to the extent that you conclude a conflict exists between AMLH and the other entity, in which case you may not perform services for related or other companies, and you will apply all of your skill and experience to the performance of your duties, (ii) you shall report to the Chief Executive Officer and/or President of AMLH, and you shall advise the board of directors, (iii) you shall have no other employment, except with subsidiaries and related companies, and, without the prior written consent of the Chief Executive Officer or Chief Operating Officer, no outside business activities that require the devotion of substantial amounts of your time except for business activities that benefit, directly or indirectly, AMLH and its subsidiaries and related companies, and
(iv) the place for the performance of your services shall be in the principal executive offices of AMLH in Orlando, Florida, subject to such reasonable travel as may be required in the performance of your duties. Employment by or performance for subsidiaries or related companies shall not interfere with your primary obligation to serve AMLH. For purposes of this Agreement, "related companies" means companies owned in whole or part by AMLH, Malcolm Wright, Fred Pauzar, or Roger Maddock.

     3.  Compensation

          3.1 Base Salary: AMLH shall pay you a base salary at the rate of not less than $170,000 per annum during the first year of your employment, prorated from the effective date ("Base Salary"). AMLH shall increase the Base Salary by no less than ten percent (10%) annually, effective January 1 of each year during the term of employment. Base Salary shall be paid in accordance with the Company's customary payroll practices.

          3.2 Bonus: In addition to Base Salary, AMLH typically pays its executives cash bonuses ("Bonus"). Your Bonus is discretionary, but your target bonus is an amount not less than your Base Salary. Each bonus

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     period, your personal performance will be considered in the context of your executive duties and any individual goals set for you, and your actual Bonus will be determined. Although as a general matter AMLH expects to pay substantial bonuses in relation to your Base Salary in cases of satisfactory individual performance, it does not commit to do so, and your Bonus may be negatively affected by the exercise of AMLH's discretion or overall company performance. You may also receive a Bonus for business opportunities or savings you deliver to AMLH or for its benefit, as may be paid under generally applicable circumstances by AMLH.

          3.3 Stock Warrants/Options: You will receive 50,000 stock warrants/options effective March 15, 2006, exercisable at $1.02 per share, and 25,000 stock warrants/options on March 15, 2007 and 25,000 stock warrants/options on March 15, 2008 exercisable at $1.02 a share, to induce you to become employed by AMLH. So long as the term of employment has not terminated, you will receive no fewer than annual grants of 25,000 stock warrants/options. Each such subsequent stock warrant/option grant shall be at an exercise price equal to the exercise price of stock warrants/options of contemporaneous grants to other senior executives of AMLH. AMLH may require the grants to be reflected in a separate Stock Warrant Agreement or Stock Option Agreement in accordance with AMLH's customary practice.

          3.4 Vehicle Allowance: You shall receive a vehicle allowance in the amount of 5% of your annual salary, plus expenses related to business use of the vehicle. The vehicle allowance shall be paid monthly.

          3.5 Indemnification: You shall be entitled throughout the term of employment (and after the end of the term of employment, to the extent relating to service during the term of employment) to the benefit of the indemnification provisions contained on the date hereof in the certificate of incorporation, by-laws, and insurance of AMLH. AMLH will defend and hold you harmless from and against any and all claims, demands, liabilities, damages, losses and expenses (including attorney's fees, court costs and disbursements) arising out of the performance of duties hereunder except in the case of willful misconduct and breach of fiduciary duty.

          3.6 Directors and Officers Insurance: You shall be covered by AMLH's Directors and Officers liability or errors and omissions insurance during the term of employment.

          3.7 Paid Vacation: You shall receive, in addition to holidays recognized by the company, four weeks paid vacation.

     4.  Termination:

          4.1 Termination for Cause: AMLH may terminate the term of employment and all of AMLH's obligations under this Agreement, other than its obligations set forth below in this Section 4.1, for "cause." Termination by AMLH shall mean termination by action of AMLH because of (a) pleading guilty to or your conviction of a felony (whether or not any right to appeal has been or may be exercised), (b) willful refusal without proper cause to perform your obligations under this Agreement or the reasonable requests of the CEO or President, (c) fraud, embezzlement, misappropriation, or sexual harassment, or (d) because of your breach of any of the covenants provided for in Section 9. Such termination shall be

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     effected  by  written  notice  to you, and effective as of the date of such notice; provided, however, that if (i) such termination is because of your willful refusal without proper cause to perform any one or more of your obligations under this Agreement, (ii) such notice is the first such notice of termination for any reason delivered to you by AMLH, and (iii) within 15 days following the date of such notice you shall cease your refusal and shall use your best efforts to perform such obligations, the termination shall not be effective.

          4.2 Termination by You for Material Breach by AMLH and Termination by AMLH Without Cause: Unless previously terminated pursuant to any other provision of this Agreement, and unless a Disability Period shall be in effect, you shall have the right, exercisable by written notice to AMLH, to terminate the term of employment effective 15 days after the giving of such notice, if, at the time of giving of such notice, the Company is in material breach of its obligations under this Agreement; provided, however, that with the exception of clause 9i) below, this Agreement shall not so terminate if such notice is the first such notice of termination delivered by you and within such 15-day period AMLH shall have cured all such material breaches.

          AMLH shall have the rights, exercisable by written notice, to terminate your employment under this Agreement without cause, which notice shall specify the effective date of such termination.

               4.2.1 After the effective date of a termination this Section 4.2 (a "termination without cause"), you shall remain an employee of AMLH for a period ending on the date (the "Severance Term Date") which is the later of (i) the last day of the term of this Agreement (if applicable, as extended or renewed) and (ii) the date which is one and one half year after the effective date of such termination and during such period you shall be entitled to received, whether or not you become disabled during such period but subject to Section 6, Base Salary at an annual rate equal to your Base Salary in effect immediately prior to the notice of termination. Except as provided below, if you accept other full-time employment during such period or notify AMLH of your intention to terminate your status as an employee during such period, you shall cease to be an employee of AMLH effective upon the commencement of such other employment or the effective date of such termination as specified by you in such notice, and you shall be entitled to receive, as severance, a lump sum payment within 30 days after such commencement or such effective date or periodic payment as revenues allow, at AMLH's option, discounted as provided below, equal to the balance of the payments you would have received pursuant to this section had you remained on AMLH's payroll. That lump sum shall be discounted to present value as of the date of payment from the times at which such amounts would otherwise have become payable.

          4.3 After the Term Date: If at the Term Date, the term of employment shall not have been previously terminated pursuant to the provisions of this Agreement, no Disability Period is then in effect and the parties shall not have agreed to an extension or renewal of this Agreement or on the terms of a new employment agreement, then the term of employment shall continue in six-month increments and you shall continue to be employed by AMLH pursuant to the terms of this Agreement, subject to termination by either party hereto on 60 days written notice. If AMLH shall terminate the

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     term  of  employment  on or after the Term Date for any reasons (other than for cause as defined in Section 4.1), which AMLH shall have the right to do so long as no Disability Date has occurred prior to the delivery by AMLH of written notice of termination, then such termination shall be deemed for all purposes to be a "termination without cause" under Section 4.2 and the provision of Section 4.2.1 shall apply.

          4.4 Release: A condition precedent to AMLH's obligation to make the payments associated with a termination without cause shall be your execution and delivery of a general release, excepting claims and assertions for which you would be indemnified had the employment not been terminated.

          4.5 Payments: So long as you remain on the payroll of AMLH or any subsidiary of AMLH, payments of Base Salary and Bonus required to be made after a termination without cause shall be made at the same times as similar payments are made to other senior executives of AMLH.

          4.6 Termination by You Without Material Breach or Cause: You shall have the right to terminate your employment at any time, for any reason. In the event of such a termination, AMLH shall be required to pay you only accrued, but then unpaid Base Salary, Bonus, and expenses, and shall have no other obligations except those provided by COBRA or any other generally applicable statute or regulation.

     5.  Disability

          5.1 Disability Payments: If during the term of employment and prior to the delivery of any notice of termination, you become physically or mentally disabled, whether totally or partially, so that you are prevented from performing your usual duties for a period of six consecutive months, or for shorter periods aggregating six months in any twelve-month period, AMLH shall continue to pay your full compensation through the last day of the sixth consecutive month of disability or the date on which the shorter periods of disability shall have equaled a total of six months (such last day or date being referred to as the "Disability Date"). If you have not resumed you usual duties on or prior to the Disability Date, AMLH shall pay you a pro rata Bonus (based on your Average Annual bonus) for the year in which the Disability Date occurs and thereafter shall pay you disability benefits for the period ending on the later of (i) the Term Date or (ii) the date that is two years after the Disability Date (in the case of either
     (i) or (ii), the "Disability Period") in an annual amount equal to 75% your Base Salary at the time you become disabled.

          5.2 Other Disability Provisions: AMLH shall be entitled to deduct from all payments made to you during the Disability Period pursuant to Section 5 an amount equal to all disability payments received by you from disability insurance policies maintained by AMLH if any.

     6. Death: If you die during the term of employment, this Agreement and all obligations of AMLH to make any payments hereunder shall terminate except that your estate (or designated beneficiary) shall be entitled to receive Base Salary to the last day of the month three months after the month in which you death

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occurs  and  Bonus compensation (at the time Bonuses are normally paid) based on the Average Annual bonus, but prorated according to the number of whole or partial months you were employed by AMLH in such calendar year.

     7. Life Insurance: During your employment with AMLH, AMLH shall pay you annually an amount equal to the premiums you pay to obtain term life insurance coverage of $1 million, or will secure for you term life insurance coverage of $1 million. The payments made to you hereunder shall not be considered as "salary" or "compensation" or "bonus" in determining the amount of any payment under any benefit plan of AMLH.

     8.  Other  Benefits:

          8.1 General Availability: To the extent that (a) you are eligible under the general provisions thereof and (b) AMLH maintains such plan or program for the benefit of its executives, during the term of employment and so long as you are an employee of AMLH, you shall be eligible to participate in any savings or similar plan or program and in any insurance, hospitalization, medical, dental accident, disability or similar plan program of AMLH.

          8.2 Payments in Lieu of Other Benefits: In the event the term of employment and your employment with AMLH is terminated pursuant to any section of this Agreement, you shall not be entitled to notice and severance under the Company's general employee policies or to be paid for any accrued vacation time or unused sabbatical, the payments provided for in such sections being in lieu thereof.

          8.3 Professional Benefits and Development: AMLH shall, during the term of employment, caused to be paid on your behalf all professional and license fees required by The Florida Bar and other professional organizations reasonably necessary to your duties as General Counsel. AMLH will pay or reimburse you for continuing legal education expenses. You will have the authority and responsibility to determine the appropriate level of resources maintained in-house and through outside providers, and will provide, upon request, justification to the Chief Operating Officer for any expenses so incurred on your behalf or on behalf of those legal department employees reporting to you.

     9. Protection of Confidential Information: You acknowledge that your employment by AMLH will, throughout the term of employment, bring you into close contact with many confidential affairs of AMLH. You shall keep secret all confidential matters of AMLH and shall not disclose such matters to anyone outside of the AMLH or to anyone inside AMLH who dos not have a need to know or use such information, and shall not use such information for personal benefit or the benefit of a third party.

     10.  Successors.

          (a)  This  Agreement shall inure to the benefit of and be binding upon
     (i) AMLH and its successors and assigns and (ii) you and your heirs and legal representatives, except that your duties and responsibilities under this Agreement are of a personal nature and will not be assignable or delegable in whole or in part.

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          (b)  AMLH  will  require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of AMLH to assume expressly and agree to perform this Agreement in the same manner and to the same extent that AMLH would be required to perform it if no such succession had taken place.

     11.  General:

          11.1 Governing Law: This Agreement shall be governed by the laws of the State of Florida.

          11.2 Assignability: This Agreement and your rights and obligations hereunder may not be assigned by you.

          11.3 Withholding Taxes: Payments made to you pursuant to this Agreement shall be subject to withholding and social security taxes and other ordinary and customary payroll deductions.

          11.4 This Agreement sets forth the entire agreement of the parties concerning the subjects; there are no promises, understandings, representations, or warranties of any kind concerning those subjects except as expressly set forth in this Agreement.

          11.5 If any provision of this Agreement, or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision.


/s/ Malcolm J. Wright
-------------------------------
American Leisure Holdings, Inc.

By: Malcolm J. Wright
    ------------------------------
Its:   CEO
    ------------------------------


/s/ Michael D. Crosbie
-------------------------------
Michael D. Crosbie

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